CAPSTEAD SECOND QUARTER 2009 EARNINGS CONFERENCE CALL INVESTOR PRESENTATION July 30, 2009

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and other factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

About Capstead and Its Investment Strategy Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead's core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.

Market Snapshot (in thousands, except percentages and per share amounts)

Second Quarter Highlights (All changes are from 1st Quarter 2009 to 2nd Quarter 2009) Earnings increased to $42.5 million Diluted earnings per common share stable at $0.58 Total financing spread increased 15 basis points to 2.31% Portfolio of almost exclusively agency-guaranteed residential ARM securities maintained at $7.6 billion Portfolio leverage reduced to 6.63 times long-term investment capital Book value increased $1.14 to $11.48 per common share

Low Risk Agency-guaranteed Residential ARM Securities Investment Strategy Longer-to-Reset Agency ARM Securities Current-Reset Agency ARM Securities 3.2 4.1 Current-Reset ARMs ($5.0 billion) Longer-to-Reset ARMs ($2.4 billion) (as of June 30, 2009) Financed 100% with 30- to 90-day borrowings that adjust relatively quickly to more current rates Financed with 30-day borrowings and $557 million in longer-dated committed borrowings (5.17%, maturing by end of August 2009) combined with two-year swap agreements ($2.4 billion at 3.00%, 9 month average maturity) Our portfolio is backed by well-seasoned mortgage loans with coupon interest rates that reset at least annually or begin doing so after an initial fixed-rate period of five years or less We use longer-term repo and/or swaps to mitigate interest rate risk The duration of our assets and liabilities was approximately 9 months and 4 months, respectively, for a net duration gap of roughly 5 months 68% 32%

Comparative Income Statement (in thousands, except per share amounts) (unaudited)

Residential ARM Securities Portfolio Statistics (as of June 30, 2009)

Comparative Balance Sheet (in thousands, except per share amounts)

Financing Spreads* Fed Funds vs. One-Month Libor We expect financing spreads will decline modestly in the third quarter then improve in the fourth quarter and into 2010 The low basis in our portfolio is producing yields above market rates; purchased yields averaged just under 3% during the second quarter - since these purchases are primarily short reset, floating rate securities, their yields can adjust upward over time Much of our portfolio will continue resetting to levels below current fixed-rate mortgage rates, reducing prepay exposure Approximately 70% of our longer-to-reset ARM securities are backed by interest-only ARM loans and just under 90% of these loans were originated in 2006 or 2007 at or near the peak of the housing cycle, a favorable prepay profile Our $557 million in longer-dated repo matures by August 2009 (avg. rate: 5.17%) and $900 million of our swaps terminate in November/December 2009 (avg. rate: 4.03%) with another $800 million terminating during the first quarter of 2010 (avg. rate: 2.84%) Yields on Mortgage Assets vs. Repo Borrowing Rates Financing spreads on mortgage assets* High: 3.71% Low: (.16) Average: 1.48 See page 13 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Yield / Cost Analysis (in thousands) See page 13 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Sources of Financing Agency-guaranteed residential mortgage securities are highly liquid and can be financed with multiple funding providers through standard repurchase agreements. Capstead has long-term relationships with most lending counterparties and is constantly seeking to expand counterparty relationships. As of quarter-end, Capstead had positions on with 17 counterparties. Collateral requirements (haircuts) averaged under 51/2 points during the second quarter.

Use of Non-GAAP Financial Measures Second Quarter 2009 (dollars in thousands)